Exhibit 99.1

NEWS Release	Apco

Nasdaq: APAGF	Argentina

Date:	August. 12, 2004

Contact:	Thomas Bueno (investor relations) Apco (918) 573-2164	Julie Gentz (media relations) Williams (918) 573-3053

	tom.bueno@williams.com	julie.gentz@williams.com

Apco Argentina Reports Second Quarter 2004 Results

     TULSA, Okla. — Apco Argentina Inc. (NASDAQ: APAGF) today announced that for the three and six-month periods ended June 30, 2004, it generated unaudited net income of $3.4 million and $7.8 million, respectively. This compares with net income of $3.0 million and $6.5 million for the comparable periods in 2003.

     For the three-month periods, the improvement in net income is due primarily to increases in operating revenues and equity income from Argentine investments, partially offset by increased exploration expense. Operating revenues improved by $1.3 million due to increased oil, gas and LPG sales prices. During the second quarter 2004, oil, gas and plant product prices averaged $31.01 per barrel, $.70 per thousand cubic feet (“mcf”), and $290.95 per metric ton, respectively, compared with $26.04 per barrel, $.51 per mcf, and $257.63 per metric ton, respectively, for the comparable period in 2003. Quarter-to-quarter volume variances were not material. Equity income from Argentine investments increased by $796 thousand, also the result of higher sale prices attributable to Petrolera Entre Lomas S.A. (“Petrolera”), the Company’s equity investee. Exploration expense increased by $1.5 million, during the second quarter, as a result of seismic and drilling activities conducted in the Canadon Ramirez concession and Puesto Galdame exploration block.

     For the six-month periods, the improvement in net income is also due primarily to increases in operating revenues and equity income from Argentine investments, partially offset by increased exploration expense. Operating revenues improved by $1.7 million due to increased oil, gas and LPG sales prices. Higher oil volumes also contributed to the increase. In 2004, oil, gas and plant product prices averaged $30.13 per barrel, $.64 per thousand cubic feet (“mcf”), and $292.35 per metric ton, respectively, compared with $28.29 per barrel, $.44 per mcf, and $259.31 per metric ton, respectively, for the comparable period in 2003. During the six months, the Company sold 426 thousand barrels of oil, representing an increase of 14 thousand barrels, or 3 percent, compared with 412 thousand barrels for the same six months in 2003. Increases in natural gas and LPG volumes were not material contributors to the increase in operating revenues. Equity income from Argentine investments increased by $1.3 million, also the result of higher prices and volumes attributable to Petrolera the Company’s equity investee. During the six months, exploration expense increased by $1.7 million for the same reasons described for the quarter.

About Apco (NASDAQ:APAGF)

     Apco is an oil and gas exploration company with interests in three oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.